FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2014 RESULTS

CRANBURY, New Jersey – (February 17, 2015) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets, today announced its financial results for the fourth quarter and full year 2014.

Fourth Quarter Results

•
Net sales for the fourth quarter 2014 of $194 million were down 1% compared to the fourth quarter 2013. Specialty Phosphates sales declined 5% year-over-year, with prices down 4% and volumes down 1% amid continued soft market conditions.

•
US/Canada Specialty Phosphates sales of $139 million were down 4% compared to the prior year quarter, which was primarily driven by an 18% year-over-year decline in PPA as a result of the previously disclosed 2014 second half PPA supply issues.

•	Mexico Specialty Phosphates sales of $39 million declined 9% compared to the year ago period with prices down 5% and volumes down 4%.

•	GTSP & Other sales of $16 million were up 70% versus the prior year quarter on higher volumes and prices.

•
Diluted EPS for the fourth quarter 2014 was $0.52 which included an unfavorable $0.13 of translation expense and exchange effects in taxes. The US dollar is the functional currency of the Canadian and Mexican businesses, so these losses are solely due to the re-measurement of foreign denominated balance sheet accounts. The current quarter EPS compares to $0.65 diluted EPS for the fourth quarter 2013.

•
The Company repurchased 278,578 shares for $15.3 million during the fourth quarter 2014 and paid $10.4 million in dividends, returning a total of $25.7 million to shareholders, more than double the net income of the quarter.

Full Year Results

•	Net sales for 2014 of $839 million were down 1% compared to 2013. Specialty Phosphates sales declined 2% year-over-year on lower prices and flat volumes due to soft market conditions.

•
US/Canada Specialty Phosphates sales of $594 million were down 2% compared to the prior year, which was primarily driven by a 12% decline in PPA as a result of the PPA supply issues that affected the Company in the second half of the year.

•	Mexico Specialty Phosphates sales of $167 million declined 1% compared to the year ago period with prices down 2% and volumes up 1%.

•	GTSP & Other sales of $77 million were up 16% versus the prior year on higher volumes but lower prices.

•
Diluted EPS for 2014 was $2.91 which included an unfavorable $0.20 of translation expense and exchange effects in taxes. The US dollar is the functional currency of the Canadian and Mexican businesses, so these losses are solely due to the re-measurement of foreign denominated balance sheet accounts. The current year EPS compares to $2.21 diluted EPS for 2013 or $2.59 after giving effect to prior year adjustments disclosed in 2013 earnings releases.

•	The Company repurchased 528,361 shares for $29.5 million and paid $38.4 million in dividends for a total return to shareholders of $68 million representing 105% of net income for 2014.

Randy Gress, CEO of Innophos, commented, "We are pleased with our improved execution during the year, which led to better operating performance and higher cash flow generation, despite continued headwinds from soft market demand and second half PPA supply issues hurting our top-line performance. Our 2014 operating income improved by $23 million and our Specialty Phosphates operating income margins increased by 310 basis points on improved operating performance at our Coatzacoalcos, Mexico facility. Our continued performance improvement initiatives in Mexico led to the seventh consecutive quarter of yield improvement, 660 basis points higher compared to the first quarter 2013 lows. Our cash flow conversion was again very strong with $97million of free cash flow for 2014, more than 50% higher than our net income for the year.”

Mr. Gress concluded, “In light of our continued strong cash flow generation, we remain committed to returning value to our shareholders. In 2014, we increased our dividend rate by 20% and paid out over $38 million of cash flow in dividends. We also spent more than four times the amount of any previous year on share buybacks, exhausting our 2011 program capacity, and are targeting to repurchase roughly 10% of outstanding shares in 2015 under our recently authorized $125 million share buyback program.”

Segment Results – full year and fourth quarter 2014 versus 2013

Specialty Phosphates

For the quarter, Specialty Phosphates sales declined 5% year-over-year, with prices down 4% and volumes down 1% due to continued soft market conditions.

Full year Specialty Phosphates sales were down 2% versus 2013 on lower prices and flat volumes due to soft market conditions.

Fourth quarter 2014 operating income of $23 million was $4 million below the prior year period, primarily on lower PPA volumes and higher costs in the US/Canada segment. Operating income margin for the quarter was 13%, down 150 basis points compared to the same period in 2013.

Full year operating income of $111 million was up $22 million versus 2013, primarily on improved operations in Mexico. Operating income margin was 15% for full year 2014, up 310 basis points against 2013.

US/Canada

Fourth quarter 2014 sales were 4% lower than the prior year period on 3% lower prices and 1% lower volumes. More than half of the price variance was due to unfavorable customer mix and the remainder was due to increased competitive pressures from imports given the strengthened US dollar. The volume variance was primarily due to a 17% decline in PPA, which outweighed a 3% increase in Specialty Ingredients driven by strong volumes for the INNOVALT® asphalt business, which were up 49% for the 2014 quarter compared to the same period in 2013.

Full year sales were 2% lower than 2013 with price and volume each down 1%. The volume decline was primarily due to a 9% decline in PPA volumes as a result of the second half PPA supply issues. Specialty Ingredients volumes were up 1% despite soft market demand due to a strong second half recovery in the INNOVALT® asphalt business which was up 24% for the year compared to 2013.

For the quarter, operating income of $17 million was $4 million below the fourth quarter 2013 on lower volumes and pricing and higher costs. Operating income margin was 12% for the fourth quarter 2014, down 240 basis points compared to the prior year period.

2014 operating income of $82 million was up $5 million against 2013 due to improved product mix. Operating income margin was 14% for 2014, up 120 basis points compared to 2013.

Mexico

For the fourth quarter 2014, Mexico Specialty Phosphates sales decreased 9% versus the comparable 2013 quarter, with prices down 5% and volumes down 4%. PPA volumes were up 27% year-over-year and strong throughout 2014, helping offset the US/Canada PPA shortfalls, but Specialty Ingredients fourth quarter volumes were down 26% year-over-year due to increased competitive pressures, high distributor inventory levels and order pattern at a key customer.

Full year Mexico Specialty Phosphates sales decreased 1% compared to 2013 on 2% lower prices, due to increased competition in the Latin American export markets, and 1% higher volumes.

Fourth quarter 2014 operating income of $7 million was level with the comparable 2013 quarter, and margins at 18% were up 180 basis points compared with the prior year.

Operating income of $29 million for full year 2014 was up $17 million compared to 2013 due to improved operations and yields, and lower costs. Operating income margin was 17% for 2014, two and a half times the 7% recorded in 2013.

GTSP & Other

For the fourth quarter, GTSP & Other sales (primarily Granulated Triple Superphosphate fertilizer co-product) were up $7 million versus fourth quarter 2013 on 38% higher volumes and 32% higher selling prices.

GTSP & Other sales were up $11 million for full year 2014 compared to 2013 on 22% higher volumes but 6% lower selling prices.

The fourth quarter 2014 operating loss of $1 million was $4 million better than the prior year quarter due to the noted higher volumes and selling prices. Operating income margin of (5)% was significantly better than the (45)% recorded in the fourth quarter 2013.

The full year 2014 operating loss of $4 million was $1 million better than 2013 due to improved operations and lower costs which led to break even operating income for the last 3 quarters of 2014. Operating income margin of (5)% improved by 190 basis points compared to 2013.

Recent Trends and Outlook

Specialty Phosphates volumes were better than expected in the fourth quarter 2014 compared to the prior year period. The main contributors were INNOVALT® sales for asphalt markets, which were up 49% for the quarter and finished up 24% for the full year compared to 2013, a recovery in nutrition sales which were up 14% year-over-year and 16% sequentially, and Cal-Rise® volumes which were up 5% for the quarter and 10% for the full year. These positive effects, however, were overshadowed by lower volumes from reduced US/Canada PPA availability, lower export sales, continued weak market demand and increased competitive pressures from imports given the recent strength in the US dollar. This resulted in a net 1% decline overall in Specialty Phosphates volumes for the fourth quarter 2014 compared to the prior year period. Export sales were down 8% year-over-year for the fourth quarter primarily due to reduced demand in Chinese seafood markets and shipment delays caused by the dockworkers slowdown affecting US West Coast ports. These negative fourth quarter events reduced the year to date September export growth rate of 7% to a full year growth rate of just 2%.

Due to the second half volume softness, Specialty Phosphates full year 2014 volume was flat compared to 2013, which was slightly better than an expected decline of 1-2% the company projected in its third quarter 2014 earnings release. Specialty Phosphates volumes are expected to grow by 2-3% for full year 2015 compared to 2014 based on the recovery of the PPA business and continued contributions from innovation and geographic expansion. However, market demand in the US and Canada home markets is not expected to recover from second half 2014 levels.

Specialty Phosphates operating income margins were 13% for the fourth quarter 2014, above the high end of the expected 11-12% range, leading to full year 2014 margins at the mid-point of the 14-15% range that had been targeted since the beginning of 2014. The sequential increase in cost of goods sold for higher raw material prices and lower production rates was $3 million compared to the expected $5 million due to higher year-end inventory levels, so the residual $2 million expense is expected to hit the US & Canada P&L in the first quarter 2015. This, combined with a planned maintenance outage in Coatzacoalcos that typically occurs every 12 to 18 months and typically costs $2-3 million, is expected to reduce Specialty Phosphates margins by approximately 100 basis points sequentially for the first quarter 2015.

Full year 2015 Specialty Phosphates operating margins are expected to be in the 13-14% range. The margin decline is primarily caused by a $6 million cost increase on the one annual PPA supply contract that reset on January 1, 2015. Given the increased attractiveness of the US market because of the strong US dollar, the current selling price environment won’t allow for price increases to cover this cost increase. Despite this temporary setback on margins, the cash flow generation capability of the business remains strong.

Fertilizer market prices showed some decline early in the fourth quarter 2014, but then quickly rebounded back to third quarter 2014 levels. Market phosphate rock prices were fairly stable sequentially in the fourth quarter 2014 and are expected to remain stable for the first quarter 2015. Sulfur market prices decreased 5% sequentially in the fourth quarter 2014, but increased 14% for the first quarter 2015.

GTSP & Other recorded a $1 million operating loss for the fourth quarter 2014, which was within the expected range. The company expects a similar operating result of between break even and a $1 million operating loss during the first quarter 2015.

Net debt increased sequentially by $17 million in the fourth quarter 2014 to $100 million primarily due to $15 million of share repurchases.

Capital Expenditures
Capital expenditures were $7 million in the fourth quarter and $28 million for full year 2014. Approximately 70% of the full year spending was for maintenance and the remaining 30% was for strategic growth initiatives. The majority of the strategic growth investments were focused on capacity expansions at Nashville, as well as on improving capabilities, yields and capacity at Coatzacoalcos. Management expects 2015 capital expenditures of approximately $35 million.

About Innophos Holdings, Inc.
Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Salt Lake City, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
###

Financial Tables Follow
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299        Bryan Armstrong
investor.relations@innophos.com         (312) 553-6707

Conference Call Details

The conference call is scheduled for Wednesday, February 18, 2015 at 10:00 am ET and can be accessed by dialing 1-800-446-2782 (U.S.) or 1-847-413-3235 (international) and entering passcode 38913490. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. A replay will be available between 1:00 pm ET on February 18 and 1:00 pm ET on March 4, 2015. The replay is accessible by dialing 1-888-843-7419 (U.S.) or 1-630-652-3042 (international) and entering passcode 3891 3490#.

Safe Harbor for Forward-Looking and Cautionary Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement – Fourth Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended December 31,
	2014	2013

Net sales	$194,488	$196,519
Cost of goods sold	152,492	154,854
Gross profit	41,996	41,665
Operating expenses:
Selling, general and administrative	17,945	17,050
Research & development expenses	1,385	1,521
Total operating expenses	19,330	18,571
Operating income	22,666	23,094
Interest expense, net	1,432	(29)
Foreign exchange loss (gain)	3,322	106
Income before income taxes	17,912	23,017
Provision for income taxes	6,584	8,421
Net income	$11,328	$14,596

Diluted Earnings Per Participating Share	$0.52	$0.65
Diluted weighted average participating shares outstanding:	21,875,926	22,312,523
Dividends paid per share of common stock	$0.48	$0.40
Dividends declared per share of common stock	$0.48	$0.40

Segment Reporting – Fourth Quarter

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Three Months Ended December 31,		Net Sales
	2014	2013	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$138,949	$143,945	(3.5)%
Specialty Phosphates Mexico	38,974	42,854	(9.1)%
Total Specialty Phosphates	177,923	186,799	(4.8)%
GTSP & Other	16,565	9,720	70.4%
Total	$194,488	$196,519	(1.0)%

Segment Operating Income
Specialty Phosphates US & Canada	$16,612	$20,770
Specialty Phosphates Mexico	6,802	6,723
Total Specialty Phosphates	23,414	27,493
GTSP & Other	-748	-4,399
Total	$22,666	$23,094

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	12.0%	14.4%
Specialty Phosphates Mexico	17.5%	15.7%
Total Specialty Phosphates	13.2%	14.7%
GTSP & Other	(4.5)%	(45.3)%
Total	11.7%	11.8%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$6,172	$5,997
Specialty Phosphates Mexico	2,214	1,385
Total Specialty Phosphates	8,386	7,382
GTSP & Other	432	285
Total	$8,818	$7,667

Price / Volume – Fourth Quarter

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the three months ended December 31, 2014 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(3.0)%	(0.5)%	(3.5)%
Specialty Phosphates Mexico	(5.5)%	(3.6)%	(9.1)%
Total Specialty Phosphates	(3.5)%	(1.3)%	(4.8)%
GTSP & Other	31.8%	38.6%	70.4%
Total	(1.8)%	0.8%	(1.0)%

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(4.8)%	(1.1)%	(5.9)%
Food & Technical Grade PPA	0.3%	(2.2)%	(1.9)%
STPP & Detergent Grade PPA	(1.5)%	(0.1)%	(1.6)%

Summary Profit & Loss Statement – Full Year

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Operations (Unaudited)
(Dollars In thousands, except per share amounts or share amounts)

	Year Ended December 31,
	2014	2013

Net sales	$839,186	$844,129
Cost of goods sold	651,722	685,830
Gross profit	187,464	158,299
Operating expenses:
Selling, general and administrative	76,020	70,501
Research & development expenses	4,649	3,928
Total operating expenses	80,669	74,429
Operating income	106,795	83,870
Interest expense, net	4,354	4,426
Foreign exchange loss (gain)	5,085	3,197
Income before income taxes	97,356	76,247
Provision for income taxes	32,895	26,741
Net income	$64,461	$49,506

Diluted Earnings Per Participating Share	$2.91	$2.21
Diluted weighted average participating shares outstanding:	22,121,903	22,345,980
Dividends paid per share of common stock	$1.76	$1.45
Dividends declared per share of common stock	$1.76	$1.45

Segment Reporting – Full Year

The Company reports its operations in three segments: Specialty Phosphates US & Canada, Specialty Phosphates Mexico and GTSP & Other. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales presented on a ship-from basis. Sales on a ship-from basis are on the same revenue recognition principle as a ship-to basis and are recognized when delivery has occurred and title and risk of loss passes to the customer. The following table sets forth the historical results of these indicators by segment:

	Year Ended December 31,		Net Sales
	2014	2013	% Change
Segment Net Sales
Specialty Phosphates US & Canada	$594,446	$607,578	(2.2)%
Specialty Phosphates Mexico	167,423	169,851	(1.4)%
Total Specialty Phosphates	761,869	777,429	(2.0)%
GTSP & Other	77,317	66,700	15.9%
Total	$839,186	$844,129	(0.6)%

Segment Operating Income
Specialty Phosphates US & Canada	$81,762	$76,802
Specialty Phosphates Mexico	28,887	11,677
Total Specialty Phosphates	110,649	88,479
GTSP & Other (a)	-3,854	-4,609
Total	$106,795	$83,870

Segment Operating Income % of net sales
Specialty Phosphates US & Canada	13.8%	12.6%
Specialty Phosphates Mexico	17.3%	6.9%
Total Specialty Phosphates	14.5%	11.4%
GTSP & Other (a)	(5.0)%	(6.9)%
Total	12.7%	9.9%

Depreciation and amortization expense
Specialty Phosphates US & Canada	$24,264	$26,537
Specialty Phosphates Mexico	9,416	7,200
Total Specialty Phosphates	33,680	33,737
GTSP & Other	1,781	1,724
Total	$35,461	$35,461

(a) The year ended December 31, 2013 includes a $7.2 million benefit to earnings for the settlement of the Mexican CNA Water Tax Claims and a $2.3 million charge to earnings for out of period costs in the US.

Price / Volume – Full Year

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume variance is calculated as the total sales variance minus the selling price variance and refers to the revenue effect of changes in tons sold at the relative prices applicable to the variation in tons, otherwise known as volume/mix.

The following tables illustrate for the year ended December 30, 2014 the percentage changes in net sales by reportable segments and by Specialty Phosphates product lines compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

Reportable Segments	Price	Volume/Mix	Total
Specialty Phosphates US & Canada	(1.3)%	(0.9)%	(2.2)%
Specialty Phosphates Mexico	(2.6)%	1.2%	(1.4)%
Total Specialty Phosphates	(1.6)%	(0.4)%	(2.0)%
GTSP & Other	(5.8)%	21.7%	15.9%
Total	(1.9)%	1.3%	(0.6)%

Specialty Phosphates Product Lines	Price	Volume/Mix	Total
Specialty Ingredients	(1.5)%	0.1%	(1.4)%
Food & Technical Grade PPA	(2.3)%	(1.2)%	(3.5)%
STPP & Detergent Grade PPA	(0.7)%	(3.0)%	(3.7)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Year Ended December 31,
	2014	2013
Cash flows provided from operating activities
Net income	$64,461	$49,506
Adjustments to reconcile net income to net cash provided
from operating activities:
Depreciation and amortization	35,461	35,461
Amortization of deferred financing charges	526	559
Deferred income tax provision	2,846	1,484
Share-based compensation	3,280	2,174
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(2,087)	5,913
Increase in inventories	(3,054)	(18,348)
Decrease in other current assets	11,761	26,806
Increase in accounts payable	14,195	2,248
Increase (decrease) in other current liabilities	213	(11,624)
Changes in other long-term assets and liabilities	(821)	(2,502)
Net cash provided from operating activities	126,781	91,677
Cash flows used for investing activities:
Capital expenditures	(27,955)	(33,415)
Acquisition of businesses, net of cash acquired	0	(4,425)
Acquisition of intangible assets	(1,443)	0
Net cash used for investing activities	(29,398)	(37,840)
Cash flows used for financing activities:
Proceeds from exercise of stock options	160	1,650
Long-term debt borrowings	9,000	63,007
Long-term debt repayments	(36,004)	(76,000)
Deferred financing costs	(191)	0
Excess tax benefits from exercise of stock options	1,071	2,849
Common stock repurchases	(29,684)	(7,188)
Dividends paid	(38,394)	(31,837)
Net cash used for financing activities	(94,042)	(47,519)
Effect of foreign exchange rate changes on cash and cash equivalents	111	(378)
Net change in cash	3,452	5,940
Cash and cash equivalents at beginning of period	32,755	26,815
Cash and cash equivalents at end of period	$36,207	$32,755

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars In thousands)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$36,207	$32,755
Accounts receivable, net	90,551	88,434
Inventories	184,621	181,467
Other current assets	60,135	81,961
Total current assets	371,514	384,617
Property, plant and equipment, net	198,988	201,985
Goodwill	84,373	84,373
Intangibles and other assets, net	75,892	74,691
Total assets	$730,767	$745,666
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,003	$4,002
Accounts payable, trade and other	53,137	38,717
Other current liabilities	34,806	34,613
Total current liabilities	91,946	77,332
Long-term debt	132,002	159,007
Other long-term liabilities	43,812	45,908
Total stockholders’ equity	463,007	463,419
Total liabilities and stockholders’ equity	$730,767	$745,666

Additional Information
Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.